                                                                    Exhibit 10.1

                        APPOINTMENT OF NETWORK HEALTHCARE
                           HOLDINGS LIMITED (NETCARE)
                AS THE SOLE DISTRIBUTOR WITH THE EXCLUSIVE RIGHTS
                       OF BIOPURE PRODUCT FOR SOUTH AFRICA
                  (hereinafter referred to as "the TERRITORY")


1 NETWORK HEALTHCARE HOLDINGS LIMITED (hereinafter referred to as NETCARE) is hereby appointed as the sole distributor with exclusive rights to purchase for re-sale in South Africa (hereinafter referred to as "the TERRITORY"), the PRODUCT known as Hemopure (hereinafter referred to as the "PRODUCT"). The parties may consider from time to time increasing the TERRITORY by adding other countries (by agreement in writing from time to time) in Africa and the Middle East to the TERRITORY.

2 The parties to the Agreement shall be NETCARE, a public company duly listed on the Johannesburg Stock Exchange, full and further details whereof as well as details of its associated or subsidiary companies, are as contained in the pack of documents which have been furnished by NETCARE to BIOPURE.

3 In carrying out its mandate, NETCARE may act itself or through the vehicle of a subsidiary trading company acceptable to BIOPURE; provided that NETCARE shall cause the subsidiary to comply with the Agreement and remain responsible for all of its obligations hereunder.

4 The period during which the exclusive rights granted in clause 1 of this Agreement shall remain in force, shall be a minimum period of 5
          (FIVE) years effective from the date that the PRODUCT is approved by all necessary governmental action for sale in South Africa, subject to early termination by either party during the period as provided for in clauses 5 and 16.

          The appointment of NETCARE as distributor in clause 1 shall become non-exclusive if product licensure in South Africa for HEMOPURE has not been obtained on or prior to March 31, 2001.

          This Agreement shall in any event terminate automatically if product licensure in South Africa for HEMOPURE has not been obtained on or prior to December 31, 2001.

5 Based on purchase orders received, PRODUCT shall be sent by BIOPURE to NETCARE at addresses to be nominated for sale of the PRODUCT at prices to be negotiated and fixed, between the parties from time to time. Prices shall be a discount from BIOPURE'S list price as in effect from time to time for Hemopure. NETCARE shall be responsible for all shipping, handling, insurance, import duties, and clearance costs relating to the PRODUCT orders. It is understood that HEMOPURE has not been approved for sale in any jurisdiction and that no list price exists as at the date of signature hereof. Either party may terminate this Agreement in the event that pricing feasible to it cannot be agreed upon, and neither party shall have any claim against the other arising out of such termination.

6 BIOPURE warrants the availability of not be less than 5 000 (Five Thousand) 30gram units per annum. The warranted availability of the PRODUCT may increase at such time as BIOPURE'S annual capacity exceeds 100,000 - 30gram units. The parties will agree on annual marketing plans, including minimum sales quantities and marketing activities, by quarter on or before 30 days prior to each anniversary of the effectiveness of the distributorship grant in clause 1.

7 Ownership in the PRODUCT shall pass when invoiced PRODUCT leaves BIOPURE'S facility, with payment becoming due upon receipt of shipping documents, unless other terms for payment are agreed between the parties from time to time.

8 Payment for PRODUCT shall be made by NETCARE to BIOPURE at BIOPURE'S nominated banking institution in the United States of America and in the currency of United States Dollars.

9 NETCARE undertakes unto and in favour of BIOPURE that it shall, in accordance with and to the extent prescribed in the strategy for distribution and education set by BIOPURE:-

          9.1 promote and extend sales of BIOPURE PRODUCT within the TERRITORY to all potential purchasers who have been trained in the use of the PRODUCT, and work diligently in order to obtain orders therefor (but only for such use(s) as are set forth on the PRODUCT label), through personal visits to prospective purchasers as well as by correspondence with such purchasers;

          9.2 advertise and distribute printed matter, subject to the prior approval in writing in all cases of BIOPURE as to form, manner, extent and wording of such advertising material distributed;

          9.3 not directly or indirectly market or sell or represent competing products within the TERRITORY;

          9.4 not to sell PRODUCT directly or indirectly outside of the TERRITORY, and conversely, except as contemplated by clause
                   14.5. BIOPURE shall be obliged to refer all enquiries relating to the PRODUCT within the TERRITORY to NETCARE, and to effect all sales of the PRODUCT in the TERRITORY through NETCARE.

          9.5 to refer all enquiries relating to the PRODUCT outside the TERRITORY received by NETCARE to BIOPURE.

10 NETCARE shall clearly indicate in all dealings relating to the sale of the PRODUCT, that it acts as principal and not as agent for and on behalf of BIOPURE. NETCARE shall further not incur liability on behalf of BIOPURE or in any way pledge or purport to pledge BIOPURE'S credit or enter into any contracts that may be binding upon BIOPURE without BIOPURE first approving the terms thereof.

11 BIOPURE will indemnify and hold NETCARE harmless in respect of any PRODUCT claims that may be instituted against NETCARE arising out of the defective manufacture of the PRODUCT.

12 BIOPURE'S list price for the PRODUCT shall serve as a guide for the convenience of NETCARE who may reduce such prices at its discretion.

13        NETCARE undertakes:-

          13.1 to safeguard BIOPURE'S commercial intellectual property rights and to immediately bring to BIOPURE'S attention any wrongful use within the TERRITORY of patent, trade mark, emblems, designs or such similar rights which come to NETCARE'S notice.

          13.2 to pass all useful information received by NETCARE which is likely to be of interest or benefit to BIOPURE, relating to the marketing of the PRODUCT within the TERRITORY, onto BIOPURE, and further undertakes at BIOPURE'S cost, to use its best endeavours in order to obtain the registration and approval of the PRODUCT in South Africa with the Medicines Control Council.

          13.3 At a reasonable cost to be agreed upon with BIOPURE and to the extent outside the scope of customary duties of a distributor of pharmaceutical products:-

                   13.3.1 to use its best endeavours within the TERRITORY to assist BIOPURE with trials, and the collection of data in order to assist BIOPURE in obtaining US FDA approval and registration of the PRODUCT;

                   13.3.2 to enter into a detailed programme if requested by BIOPURE relating to clinical trials to be carried out in South Africa on the PRODUCT.

         13.4 to be responsible for post marketing surveillance of PRODUCT sold by it and for all warehouse and lot control and other procedures and documentation required by BIOPURE or South African governmental bodies and for adverse event reporting requirements imposed on BIOPURE in any jurisdiction, including the US FDA;

         13.5 to keep accounts and records of enquiries, transactions and proceedings relating to the distribution of the PRODUCT within the TERRITORY, including lot numbers for all sales, and furnish BIOPURE or its nominee with full access to its books and records. NETCARE shall from time to time, but not less often than quarterly and upon request of BIOPURE, supply BIOPURE with reports and returns relating to the distributorship in respect of such matters as may reasonably be required by BIOPURE;

         13.6 not to cede or assign any of its rights or obligations in terms of the Agreement entered into with BIOPURE to sub-agents that may be appointed within the TERRITORY without the written consent of BIOPURE as to the identity of the assignee and the terms of the assignment;

         13.7 not to tamper with markings, alter, obscure or remove the source of origin of the PRODUCT which may be placed on the PRODUCT by BIOPURE;

         13.8 to maintain adequate stock of PRODUCT for the supply to purchasers of the PRODUCT.

14 In terms of the Agreement, BIOPURE undertakes so long as the distributorship granted in clause 1 is in effect:-

         14.1 not to sell the PRODUCT to any other entity within the TERRITORY with a view to re-sale of the PRODUCT within the TERRITORY.

         14.2 to supply such quantities of technical pamphlets, catalogues, advertising material and any other promotional material within its possession with a view to promoting the sale of the PRODUCT within the TERRITORY, as BIOPURE in its discretion deems necessary;

         14.3 to send representatives of BIOPURE to NETCARE at its own cost, for purposes of promoting the sale of its PRODUCT, at such times and in such numbers as BIOPURE shall deem necessary, acting in its discretion;

         14.4 to provide courses for instruction relating to administration of the PRODUCT and to make itself available to Doctors and Specialists in order to demonstrate the PRODUCT. Such courses shall be provided in the Republic of South Africa at the discretion of and with such frequency as shall be determined by BIOPURE with the expense of such courses being carried by BIOPURE.

         14.5 that in the event of BIOPURE dealing directly with customers for the sale of the PRODUCT for ultimate delivery of the PRODUCT within the TERRITORY, and for use in the TERRITORY, NETCARE shall be entitled to be paid a reasonable commission (not less than the net profit NETCARE would have earned had it sold the PRODUCT); provided that BIOPURE shall not pay commissions for "parallel imports" not under BIOPURE'S direction or control.

         14.6 At or prior to the effectiveness of the exclusive distributorship granted herein, to cancel any Distribution Agreements with any party other than NETCARE in the TERRITORY that may conflict with the terms of this Agreement.

15       Upon termination of the Agreement from any cause-

         15.1 NETCARE shall undertake to either dispose of or in such other manner as BIOPURE may direct, deal with samples, technical pamphlets, advertising material etc;

         15.2 NETCARE shall be entitled to offer for sale to BIOPURE at a price equal to that paid by NETCARE together with cost of carriage, insurance duties etc., all PRODUCT purchased by NETCARE for re-sale, and BIOPURE shall be obliged to re-purchase such PRODUCT;

         15.3 In the event that NETCARE is a registrant for the PRODUCT in South Africa, such registration shall be given up effective on BIOPURE'S designation of a substitute registrant, and NETCARE will execute and deliver all instruments and documents reasonably requested by BIOPURE or the substitute registrant to effect transfer of the registration and/or applications for registration in existence at the time. Should NETCARE fail to sign any such documents within seven days of request therefore, NETCARE hereby irrevocably nominates, constitute and appoints any officer of BIOPURE, with power of substitution , as its attorney and agent, for purposes of giving effect to the aforegoing.

16       TERMINATION

         16.1     This Agreement may be terminated as follows:-

                  16.1.1 NETCARE may terminate this Agreement upon 90 (Ninety) days notice of cancellation;

                  16.1.2 Either party to this Agreement may, by notice to the other party, terminate this Agreement in the event that the other party :-

                           16.1.2.1        shall have committed any
                                           material breach of any
                                           provision of this Agreement
                                           and shall not have remedied
                                           the same within 30 (Thirty)
                                           days after its receipt of
                                           notice of such breach, or

                           16.1.2.2 shall have commenced voluntary insolvency, bankruptcy, reorganization, liquidation, or receivership proceedings or shall not have obtained a dismissal of any involuntary insolvency, bankruptcy, reorganization, liquidation or receivership proceedings commenced against it within 60 (Sixty) days after the commencement of any such proceedings.

                  16.1.3   BIOPURE may terminate this Agreement if-

                           16.1.3.1        in BIOPURE'S judgement the
                                           PRODUCT should not be offered
                                           in the TERRITORY or any
                                           portion thereof for any
                                           reason, including but not
                                           limited to safety or usage
                                           experience in the TERRITORY or
                                           any portion thereof;

                                  16.1.3.2 there is a failure to meet the marketing plan for three consecutive quarters.

         16.2 Upon termination of this Agreement (unless such termination does not apply to all countries within the TERRITORY at the time) NETCARE shall immediately destroy or return to BIOPURE all such materials in its possession or control containing confidential information, except that NETCARE shall retain and from time to time furnish to BIOPURE any data requested by BIOPURE for regulatory or reporting purposs. BIOPURE shall have exclusive ownership rights, including without limitation the right to review, access and use, either directly or indirectly or by cross-reference or incorporation or otherwise, all information, data, investigations, preclinical and clinical protocols (including without limitation, information relating to laboratory, animal and human studies), and related regulatory approvals pertaining to the PRODUCT possessed or controlled by NETCARE or any of its affiliates, or which NETCARE or any of its affiliates has a right to review, access or use, and NETCARE agrees to execute and deliver to BIOPURE any documents or instruments reasonably requested by BIOPURE in this regard. Further, upon termination, BIOPURE shall have exclusive ownership rights to all trademarks, trade names and other marketing intangibles relating to the PRODUCT, including registrations relating thereto, owned, possessed or controlled by NETCARE or any affiliate of NETCARE and NETCARE agrees to execute and deliver to BIOPURE any documents or instruments requested by BIOPURE in this regard.

                  16.2.1 Should NETCARE fail to perform its obligations in terms of this clause, within a reasonable period of time having been called upon so to act, NETCARE hereby irrevocably nominates, constitutes and appoints any officer of BIOPURE with power of substitution, as its attorney and agent for purposes of giving effect to aforegoing.

         16.3 The termination of the Agreement shall be without prejudice to any obligation of either party accrued prior thereto or to other available remedies, and any amounts due from NETCARE to BIOPURE shall be paid within 30 (thirty) days thereafter.

         16.4 Failure on the part of either party to notify the other of a breach of this Agreement or either party to terminate the rights granted hereunder because of such breach, shall not constitute a condonation of the breach or a waiver of the right of either party to terminate the Agreement in accordance with provisions herein contained.

17 In order to distribute the PRODUCT, NETCARE shall be entitled to appoint and employ agents within the TERRITORY only with the prior written approval of BIOPURE of the terms of any distribution agreement, (which shall contain customary representations and covenants of the agent or distributor) and the identity of the agent or distributor and provided that no such appointment shall relieve NETCARE of any of its obligations hereunder.

18       SETTLEMENT OF DISPUTES

         18.1 Should any dispute/s or difference/s whatsoever arise at any time between the parties concerning this Agreement, or its construction or effect or as to the rights, duties and/or liabilities of them or any of them under or by virtue of this Agreement, the parties concerned will meet with each other as soon as is reasonably possible in a bona fide effort to resolve their dispute/s or difference/s without the necessity of declaring a dispute to exist between them;

         18.2 Should the meeting referred to in clause 19.1 above either not take place within a reasonable time, or, having taken place should the dispute/s or difference/s between the parties not be resolved and still exist, then and in either of those events, either of the parties concerned may :-

                   18.2.1 declare a dispute by delivery of the details of the dispute to the other party, and

                   18.2.2 request that the dispute be referred by the parties to arbitration in accordance with the 1996 Arbitration Act and resolved further and in accordance with the rules of the London Court of International Arbitration, it being understood that the arbitration shall be held in London unless otherwise agreed to and be completed as soon as possible.

         18.3 There shall be one arbitrator who shall be, if the question in issue is:-

                   18.3.1 primarily an accounting matter, an independent chartered accountant; or

                   18.3.2 primarily a legal matter, a practising senior counsel; or

                   18.3.3 primarily a medical matter, a suitably qualified person; and

                   18.3.4       any other matter, a suitably qualified person

         18.4 The appointment of the arbitrator shall be agreed mutually between the parties, but failing agreement between them within a period of 14 days after the arbitration has been demanded, either of the parties shall be entitled to request the Commissioner for the time being of the London Court of International Arbitration to make the appointment who, in making his/her appointment, shall have regard to the nature of the dispute.

         18.5 The arbitrator shall have the powers conferred upon an arbitrator under the 1996 Arbitration Act as amended or re-enacted in some other form from time to time, but shall be entitled to decide on such procedures as he/she may consider desirable for the expedient determination of the dispute, and in particular he/she shall have the sole and absolute discretion to determine whether and to what extent it shall be necessary to file pleadings, make discovery of documents or hear oral evidence.

19       DOMICILIA

         19.1 The parties choose as their domicilium citandi et executandi their respective addresses as set out in this clause for all purposes arising out of or in connection with this Agreement at which addresses all processes and notices arising out of or in connection with this Agreement, its breach or termination may validly be served upon or delivered to the parties.

         19.2 For the purposes of this Agreement, the parties' respective addresses shall be:

                   19.2.1       NETCARE:
                                Sanlam Park South
                                9 Fredman Drive
                                Sandton

                   19.2.2       BIOPURE:
                                11 Hurley Street
                                Cambridge, MA 02141
                   or such other address, not being a post office box or poste restante, of which the party concerned may notify the others in writing.


         19.3 Any notice given in terms of this Agreement shall be in writing and shall -

                   19.3.1 if delivered by hand be deemed to have been duly received by the addressee on the date of delivery;

                   19.3.2 if transmitted by telex or facsimile be deemed to have been received by the addressee 1 (One) day after dispatch;

                  unless the contrary is proved.

         19.4 Notwithstanding anything to the contrary contained in this Agreement, a written notice or communication actually received by one of the parties from another including by way of telex or facsimile transmission shall be adequate written notice or communication to such party

20       NON-WAIVER

         No waiver by any/either of the parties of any of their rights arising out of or under this Agreement shall prevent that party from relying upon strict compliance by the other party hereto with all of its obligations arising out of or under this Agreement upon that/or any subsequent or future occasion.

21       WHOLE AGREEMENT

         This is the whole agreement between the parties who/which acknowledge that they have not been induced to enter into this Agreement by any representations or warranties other than those set out or contained herein. No alteration, amendment, variation or consensual termination of this Agreement shall be of any force or effect unless reduced to writing and signed by the parties hereto.

22       FORCE MAJEURE

         A party is not liable for a failure to perform any of its obligations in so far as it proves:

         22.1 that the failure was due to an impediment beyond its control, Acts of God, or refusal by any government authority to permit either party to provide its services or limit either party from carrying out its obligations;

         22.2 that it could not reasonably be expected to have taken the impediment and its effects upon the party's ability to perform into account at the time of the contract;

         22.3 that it could not reasonably have avoided or overcome their impediment or at least its effects;

         22.4 an impediment in subclause 22.3 may result from events such as the following, this enumeration not being exhaustive:

                  22.4.1 war, whether declared or not, civil war, civil violence, riots and acts of sabotage;

                  22.4.2   natural disasters;



                  22.4.3 explosions, fires, destruction of machines and of any kind of installations;

                  22.4.4 boycotts, strikes and lock-outs of all kinds, go-slows, occupation of buildings and premises.

23      GOOD FAITH

        The parties shall have a duty of utmost good faith towards one another in the performance of their duties in terms of this agreement, and shall give one another every co-operation reasonably necessary for purposes of promoting the interests of each other.

24      APPLICABLE LAW AND JURISDICTION

         Save as may otherwise be provided in this Agreement, this Agreement shall be governed and interpreted in accordance with the Laws of the Republic of South Africa.

25       CONFIDENTIAL INFORMATION

         All information previously acquired or acquired by NETCARE (such term for purposes of this clause 29 to include all affiliates of NETCARE) or any affiliate thereof, during the term of this Agreement, relating directly or indirectly to the present or potential business, operations, corporate or financial situation of BIOPURE, or to know-how, improvements, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, capitalization and financial information is confidential and shall be held in trust by NETCARE for the exclusive benefit of BIOPURE. NETCARE and its affiliates shall not use such information except for appropriate purposes under this Agreement. Confidential information shall be immediately returned to BIOPURE upon its request, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the possession or under the control of NETCARE or any of its affiliates and any computer entries or the like relating thereto shall be destroyed. The obligation of non-disclosure and non-use herein shall survive termination of this Agreement. This clause 29 shall not apply with respect to any portion of BIOPURE'S information that :-

         25.1 was already in NETCARE'S possession at the time of receipt by NETCARE, as evidenced by written documents predating the date of this Agreement;

         25.2 is public knowledge at the time of its disclosure to NETCARE by BIOPURE, or becomes public knowledge after its disclosure to NETCARE by BIOPURE, through no act or omission by NETCARE or on NETCARE'S behalf;

         25.3 is lawfully disclosed or made available to NETCARE by a third party having no obligation to BIOPURE to maintain the confidentiality of such information; or

         25.4 is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by NETCARE (but only to the extent so required) and following reasonable written notice by NETCARE to BIOPURE of the requirement prior to disclosure.

26 Each party shall bear its own costs of and incidental to the drafting, negotiating and conclusion of this Agreement.


27       REPRESENTATIONS AND WARRANTIES OF NETCARE

         27.1 NETCARE has full right, power and capacity to execute, deliver and perform this Agreement and all corporate action necessary to authorize the execution, delivery and performance by NETCARE of this Agreement has been duly taken. This Agreement constitutes a valid and binding agreement of NETCARE.

         27.2 The execution , delivery and performance by NETCARE of this Agreement will not violate, conflict with, or constitute a default under NETCARE'S charter or other constitutional documents or terms and provisions of any material agreement, license, trust, indenture, mortgage, instrument or restriction to which NETCARE is a party or by judgment, decree, order, writ or injunction applicable to NETCARE or any of its assets or property. No joint venture, partnership or research agreement does or will impair the ability of NETCARE to enter into and be bound by this Agreement or to consummate the transactions contemplated thereby.

         27.3 Interest in Competitors. Neither NETCARE nor any of its subsidiaries nor, to the best of NETCARE'S knowledge after due investigation, any of its executive officers or directors, has any interest, either by way of contract or by way of investment (other than as holder of not more than 5% of the outstanding capital stock of a publicly traded entity) or otherwise, directly or indirectly in any entity that is conducting research or development with respect to any oxygen therapeutic product.

THUS DONE and SIGNED at _____________________________ on the ____________ day of
2000 in the presence of the undersigned witnesses.


AS WITNESSES:


1.       ___________________________________


2.       ___________________________________

                                                   _____________________________
                                                   FOR:  NETCARE

THUS DONE and SIGNED at ___________________________ on the _____________ day
of 2000 in the presence of the undersigned witnesses.


AS WITNESSES:

1        __________________________________


2        __________________________________


                                                 _______________________________
                                                 FOR: BIOPURE

                      ADDENDUM TO AGREEMENT ENTERED INTO BY
                                   AND BETWEEN
                     NETWORK HEALTHCARE HOLDINGS LIMITED and
                      BIOPURE LIMITED dated 29th June 2000


WHEREAS: NETCARE and BIOPURE have concluded an Agreement ("the Agreement") with each other in terms whereof NETCARE have been appointed the sole Distributor with exclusive rights of BIOPURE PRODUCT for South Africa ("the Territory"); and

WHEREAS: In terms of clauses 13.2 and 13.3 of the AGREEMENT, NETCARE has undertaken unto and in favour of BIOPURE to use its best endeavours to assist BIOPURE in obtaining registration of the PRODUCT in South Africa.

In order to facilitate registration of the PRODUCT, NETCARE has entered into a Joint Venture Agreement with Malesela Holdings Limited (MALESELA), in terms whereof NETCARE and MALESELA have registered a company Basfour 2170 (Pty) Limited, Registration Number 2000/012141/07 (BASFOUR) and in which Company both NETCARE and MALESELA are joint shareholders.

In terms of a written Agreement of Cession annexed hereto, BASFOUR have taken Cession of NETCARE'S rights and obligations as provided for in the Agreement.

Notwithstanding the Cession afore referred to, NETCARE binds itself as surety and co-principal debtor unto and in favour of BIOPURE and indemnifies and holds harmless BIOPURE in respect of any action of any nature whatsoever that may be instituted by BIOPURE as against BASFOUR, and undertakes to remain liable and responsible for and to ensure performance by BASFOUR of its obligations as contained in the Agreement.

BASFOUR Limited has used and shall continue to use its best endeavours to assist BIOPURE in obtaining registration of the PRODUCT. In so doing, BASFOUR shall enter into detailed programmes at substantial cost and effort to BASFOUR relating to the registration of the PRODUCT being carried out in South Africa.

In addition to BIOPURE making payment to BASFOUR in respect of disbursement and agreed fees to be charged by BASFOUR to BIOPURE arising out endeavours made to register the PRODUCT and as more fully referred to in paragraph 13.3 of the Agreement, BIOPURE further agrees:-

(i) to extend the definition of "Territory" in the Agreement to include all countries on the continent of Africa with the exception of Egypt;

(ii) that the definition of "Product" in the Agreement shall be extended to include Oxyglobin (Hemoglobin Glutamer 200 (Bovine);

(iii) BIOPURE consents to the Cession entered into by and between Netcare as Cedent and BASFOUR as Cessionary.


The remaining terms and conditions of the Agreement shall remain of full force and effect.


THUS DONE and SIGNED at ___________________________ on the ______________ day
of 2000 in the presence of the undersigned witnesses.


AS WITNESSES:

1.       ___________________________


2.       ___________________________


                                              __________________________________
                                              FOR:  NETCARE

THUS DONE and SIGNED at ______________________________ on the ___________ day
of 2000 in the presence of the undersigned witnesses.

AS WITNESSES:

1.       ___________________________


2.       ___________________________

                                               _________________________________
                                               FOR:  BIOPURE